EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Ring Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	6,452,879	$0.845	$5,452,282.76	0.0001531	$835
Fees Previously Paid	–	–	–	–	–	–	–	–
	Total Offering Amounts					$5,452,282.76	0.0001531	$835
	Total Fees Previously Paid					–	–	–
	Total Fee Offsets					–	–	–
	Net Fee Due							$835

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(2) Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low reported sales prices of the Registrant’s common stock, par value $0.001 per share, on the NYSE American on April 16, 2025.